Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-109365, 333-115248, 333-142230 and
333-109310 on Form S-3 of our reports dated August 27, 2007 relating to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation and subsidiaries and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of National Rural Utilities Cooperative Finance Corporation and subsidiaries for the year ended May 31, 2007.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
August 27, 2007